                                                                    EXHIBIT 21.1

                      SUBSIDIARIES AS OF DECEMBER 31, 2001

            Name                     Jurisdiction of Incorporation   Percent Ownership
            ----
GolfWeb                                       California                    100%
Sports.com Limited                            United Kingdom                 38%
Commissioner.com, Inc.                        New York                      100%
VegasInsider, Inc.                            Delaware                      100%
Las Vegas Sports Consultants, Inc.            Nevada                        100%*
MVP.com Sports, Inc.                          Delaware                      100%

*    Las Vegas Sports Consultants, Inc. is 100% owned by VegasInsider, Inc.